As filed with the Securities and Exchange Commission on March 19, 2026

Registration No. 333-270478

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4
to
FORM F-1
ON FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sol-Gel Technologies Ltd.
(Exact Name of Registrant as Specified in its Charter)

State of Israel	2834	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7 Golda Meir St., Weizmann Science Park
Ness Ziona, 7403648, Israel
Tel: +972-8-9313429
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware
Tel: +1 (302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Gary Emmanuel, Esq. Michael Soumas, Esq. Greenberg Traurig, P.A. One Azrieli Center Round Tower, 30th floor 132 Menachem Begin Rd Tel Aviv 6701101 Telephone: +972 (0) 3.636.6000	Perry Wildes Goldfarb Gross Seligman & Co. One Azrieli Center Tel Aviv 6702100, Israel Tel: +972 (3) 607-4444

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective as determined by market conditions

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On March 10, 2023, the registrant filed a Registration Statement on Form F-1 (Registration No. 333- 270478), which was subsequently declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on May 5, 2023 (the “Initial Registration Statement”), on March 20, 2024, the registrant filed a post-effective Amendment No. 1 to the Initial Registration Statement (“Post-Effective Amendment No. 1”), which was subsequently declared effective by the SEC on April 1, 2024, on April 29, 2025, the registrant filed a Post-Effective Amendment No. 2 to the Initial Registration Statement, which was subsequently declared effective by the SEC on April 30, 2025 (“Post-Effective Amendment No. 2”), and on August 15, 2025, the registrant filed a Post-Effective Amendment No. 3 to the Initial Registration Statement, which was subsequently declared effective by the SEC on August 8, 2025 (together with the Initial Registration Statement, Post-Effective Amendment No. 1 and Post-Effective Amendment No. 2, the “Registration Statement”).

This Post-Effective Amendment No. 4 is being filed to update the Registration Statement to (i) incorporate and reflect the Company’s financial results for the fiscal year ended December 31, 2025, set forth in the Annual Report on Form 20-F filed by the Company with the SEC on March 19, 2026, (ii) update certain other information in such Registration Statement, and (iii) convert the Initial Registration Statement on Form F-1 into a registration statement on Form F-3.

No additional securities are being registered under this post-effective Amendment No. 4. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and neither we nor the selling shareholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated March 19, 2026

Sol-Gel Technologies Ltd.

656,000 Ordinary Shares

This prospectus relates to the resale by the selling shareholders named in this prospectus from time to time of up to 656,000 of our ordinary shares, par value NIS 1.0 per share. These 656,000 ordinary shares consist of:

●
256,000 ordinary shares, or the Investor Warrant Shares, issued or issuable upon the exercise of warrants, or the Investor Warrants, that were issued pursuant to the securities purchase agreement, dated as of January 27, 2023, or the Securities Purchase Agreement, between us and Armistice Capital, or Armistice;

●
200,000 ordinary shares, or the Affiliate Shares, that were issued pursuant to the subscription agreement, dated as of January 27, 2023, or the Subscription Agreement, between us and M. Arkin Dermatology Ltd., or Arkin, an entity wholly-owned by Mr. Mori Arkin, the Chairman of our Board of Directors, our Interim Chief Executive Officer and our indirect controlling shareholder; and

●
200,000 ordinary shares, or the Affiliate Warrant Shares, and together with the Investor Warrant Shares, the Warrant Shares, and together with the Affiliate Shares, the Shares, issued or issuable upon the exercise of the warrants, or the Affiliate Warrants, and together with the Investor Warrant, the Warrants, that were issued to Arkin pursuant to the Subscription Agreement.

The Shares and Warrants were issued in reliance upon the exemption from the registration requirements in Section 4(a)(2) of the Securities Act, as amended, or the Securities Act, and Regulation D promulgated thereunder. Each purchaser represented that it was an “accredited investor” (as defined by Rule 501 under the Securities Act). We are registering the offer and resale of the Shares. For a description of the transaction pursuant to which this resale registration statement relates, please see “Prospectus Summary—2023 Registered Direct and Concurrent Private Placements.”

Our registration of the ordinary shares covered by this prospectus does not mean that the selling shareholders will offer or sell any of such ordinary shares. The selling shareholders named in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may resell the ordinary shares covered by this prospectus through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the possible methods of sale that may be used by the selling shareholders, you should refer to the section of this prospectus entitled “Plan of Distribution.”

We will not receive any of the proceeds from the sale of ordinary shares by the selling shareholders. However, we will receive proceeds from the exercise of the Warrants if such securities are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes.

Any ordinary shares subject to resale hereunder will have been issued by us and acquired by the selling shareholders prior to any resale of such shares pursuant to this prospectus.

No underwriter or other person has been engaged to facilitate the sale of the ordinary shares in this offering. We will bear all costs, expenses and fees in connection with the registration of the ordinary shares. The selling shareholders will bear all commissions and discounts, if any, attributable to their respective sales of our ordinary shares.

Our ordinary shares are traded on The Nasdaq Capital Market under the symbol “SLGL.” On March 18, 2026, the last reported sales price of our ordinary shares on The Nasdaq Capital Market was $75.34 per share.

Investment in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page 7, in our periodic reports filed from time to time with the Securities and Exchange Commission (which are incorporated by reference in this prospectus) and in any applicable prospectus. You should carefully read this prospectus, together with the documents we incorporate by reference, before you invest in our ordinary shares.

Neither the Securities and Exchange Commission, the Israel Securities Authority, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2026.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or the SEC, pursuant to which the selling shareholders named herein may, from time to time, offer and sell or otherwise dispose of the ordinary shares covered by this prospectus. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus.

This prospectus and the documents incorporated by reference into this prospectus include important information about us, the securities being offered and other information you should know before investing in our securities. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or ordinary shares are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

You should rely only on the information contained in, or incorporated by reference into, this prospectus. We and the selling shareholders have not authorized anyone to provide you with different or additional information. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated in this prospectus by reference as exhibits to the registration statement, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Solely for convenience, the trademarks, service marks and trade names referred to or incorporated by reference in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others, which are the property of their respective owners. All trademarks, service marks and trade names appearing in this prospectus, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Sol-Gel,” “Sol-Gel Technologies,” “we,” “us,” “our,” “the Company” and similar designations refer to Sol-Gel Technologies Ltd. and its wholly-owned subsidiary, Sol-Gel Technologies, Inc.
ii

INDUSTRY AND MARKET DATA

This prospectus contains and incorporates by reference statistics and other data relating to markets, market sizes and other industry data pertaining to our business that we have obtained from industry publications and surveys and other information available to us. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Market data and statistics are inherently predictive and speculative and are not necessarily reflective of actual market conditions. Such statistics are based on market research, which itself is based on sampling and subjective judgments by both the researchers and the respondents, including judgments about what types of products and transactions should be included in the relevant market. In addition, the value of comparisons of statistics for different markets is limited by many factors, including that (i) the markets are defined differently, (ii) the underlying information was gathered by different methods, and (iii) different assumptions were applied in compiling the data. Accordingly, the market statistics included or incorporated by reference in this prospectus should be viewed with caution. We believe that information from these industry publications included in this prospectus is reliable.
iii

PROSPECTUS SUMMARY

This summary highlights certain information about us and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our ordinary shares. For a more complete understanding, we encourage you to read and consider carefully the more detailed information in this prospectus, including the information incorporated by reference in this prospectus, including the information under the heading “Risk Factors” in this prospectus and in the documents incorporated by reference into this prospectus.

Our Company

We are an innovative dermatology company, leveraging innovative approaches to develop pioneering treatments for patients with severe skin conditions, with a successful track record of two NDA approvals and a pipeline of product candidates being developed for orphan indications. We successfully developed pioneer topical drugs Twyneo and Epsolay, respectively approved for the treatments of acne vulgaris and inflammatory lesions of rosacea.

Our current product candidate pipeline includes SGT-610 (Patidegib Gel 2%), a new chemical entity hedgehog signaling pathway blocker, for the chronic use and prevention of new BCC in Gorlin syndrome patients, for which we are conducting a Phase 3 clinical trial, and plan to pursue the examination of SGT-610 for a potential new indication: high-frequency BCC,  and the SGT-210 topical drug candidate platform for new indications with significant unmet need.

Our FDA-approved product, Twyneo, is a novel, once-daily, non-antibiotic topical cream containing a fixed-dose combination of encapsulated benzoyl peroxide, or BPO, and encapsulated tretinoin, developed for the treatment of acne vulgaris, the most common type of acne. Our FDA-approved product, Epsolay, is a novel, once-daily topical cream containing encapsulated BPO that we have developed for the treatment of inflammatory lesions of rosacea.

From 2022 until April 2025, both products were marketed in the U.S. by our U.S. commercial partner, Galderma. In April 2025, we sold our rights related to Twyneo and Epsolay in the U.S. to Mayne, following the mutual termination by Sol-Gel and Galderma of the exclusive five-year license agreement in the U.S. for both products, which were entered into in June 2021. In June 2023, we entered into two exclusive license agreements with Searchlight pursuant to which Searchlight has the exclusive right, and is responsible for, all regulatory and commercial activities for Twyneo and Epsolay in Canada, over a fifteen-year term that is renewable for subsequent five-year periods.  In May 2024, we entered into an asset purchase agreement with Beimei, pursuant to which Beimei purchased and licensed the rights to commercialize and manufacture Twyneo in China, Hong Kong, Macau, Taiwan and Israel. Lastly, during 2024, we also entered into commercialization agreements for commercialization of Twyneo and Epsolay in most European countries, South Africa and South Korea.

Products and Pipeline

The following chart represents our current approved products and candidate pipeline, with estimated timelines:

Research
Preclinical
Phase I
Phase II
Phase III
FDA approval
SGT-610
Patidegib gel, 2%
Gorlin syndrome
Top-line results are expected in Q4 2026
SGT-610
Patidegib gel, 2%
High-frequency BCC
Start in H2 2027-H1 2028
SGT-210
Topical erlotinib
Undisclosed Indications
PoC Start in H2 2026
TWYNEO®
Tretinoin and benzoyl peroxide cream, 0.1%/3%
Acne vulgaris
EPSOLAY®
Benzoyl peroxide cream, 5%
Inflammatory lesions of rosacea
Multiple agreements covering 4 continents

Our Product Candidates

SGT-610

We are developing the new chemical entity SGT-610 (patidegib Gel 2%), a hedgehog signaling pathway blocker, for the chronic use and prevention of new BCC in Gorlin syndrome patients. Gorlin syndrome is a rare disease with no therapies approved by the FDA or the EC for this disease. SGT-610 is aimed to prevent new BCCs in adults with Gorlin syndrome without systemic adverse events. We believe it has the potential to be the first drug approved for such indication. SGT-610 has been granted orphan drug designation by the FDA and the EC as well as Breakthrough Therapy designation by the FDA. If approved by the FDA, we believe SGT-610 has the potential to generate, at peak, annual net sales in excess of $600 million (based in part on independent sources and also based on our good faith estimates). Although we believe such data and estimate to be reliable, it involves a number of assumptions and limitations, including without limitations the number of patients, the penetration level of the treatment, and the expected treatment annual price.

Our ongoing Phase 3 clinical trial of SGT-610, which commenced in November 2023, has led to growing physician interest in its potential use in patients with severe, high-frequency BCC. One such case, a non-Gorlin patient in France with a devastating form of high-frequency BCC, was found to have a lesion harboring a PTCH1 mutation, and we agreed to provide SGT-610 for compassionate use. We plan to supply the drug to additional high-frequency BCC patients with at least one PTCH1 mutated lesion and are evaluating the initiation of a feasibility study in SGT-610 for high-frequency BCC to further substantiate the rationale for a Phase 3 trial, subject to the successful completion of the Phase 3 Gorlin syndrome trial. High-frequency BCC is also a rare disease; however, its prevalence is estimated to be 51 per 100,000 in the U.S. Even if clinical development focuses only on patients with the most severe forms of high-frequency BCC, we believe a successful outcome is expected to exceed the commercial potential of SGT-610. For many patients with high-frequency BCC, there is a significant unmet need for an effective and well-tolerated treatment, as frequent and potentially disfiguring Mohs surgeries are often no longer sustainable.

The rights to SGT-610 were purchased on January 30, 2023, pursuant to an asset purchase agreement with PellePharm, dated January 23, 2023.

Under the terms of the agreement upon closing of the transaction, we paid an upfront payment of $4 million to PellePharm, and the remaining principal amount outstanding of $0.7 million has not been transferred as of the issuance date of this prospectus. We are also required to pay:

●	up to $6 million in total development and NDA acceptance milestone payments;

●	up to $64 million in commercial milestone payments, which amount increases to $89 million when sales exceed $500 million; and

●	single digit royalties, which increase to double digit royalties when sales exceed $500 million.

SGT-210

SGT-210 is a topical platform designed to enable local EGFR inhibition with limited systemic exposure. Erlotinib is an epidermal growth factor receptor inhibitor (EGFRi). Sol-Gel’s expertise enabled the development of a high-concentration topical erlotinib intended to maximize local activity while minimizing systemic absorption. In our completed Phase 1 maximal-use pharmacokinetic study, SGT-210 was found to be well tolerated, with minimal systemic absorption, and no safety findings that affected treatment adherence. In addition, compassionate-use treatment with SGT-210 in a pediatric patient with Olmsted syndrome, an ultra-rare debilitating skin disorder with no approved therapy, was associated with improvement in facial and hand hyperkeratosis and reductions in pain and itching. Following the unblinding of clinical data from our vehicle-controlled Phase 1b proof-of-concept study of erlotinib ointment in Darier disease patients, we announced in December 2025 that the data did not show differentiation between the investigational drug products on the study’s efficacy assessments, and we decided not to advance development for this indication. We currently intend to pursue small feasibility studies in new indications with significant unmet need where we believe the mechanistic rationale for SGT-210 is strong. We currently intend to pursue a very small, low-cost feasibility studies in other areas of unmet medical need where we believe the mechanistic rationale for SGT-210 is strong.

Our Approved Products

Twyneo for Acne

Twyneo, is a once-daily, non-antibiotic topical cream, containing a fixed-dose combination of encapsulated benzoyl peroxide, or E-BPO, and encapsulated tretinoin for the treatment of acne vulgaris. Acne vulgaris is one of the three most prevalent skin diseases in the world and is the most commonly treated skin disease in the United States. According to the American Academy of Dermatology, acne vulgaris affects approximately 40 to 50 million people in the United States, of which approximately 10% are treated with prescription medications. Tretinoin and benzoyl peroxide, the two active components in Twyneo, are both widely-used therapies for the treatment of acne vulgaris that historically have not been conveniently co-administered due to stability concerns. Twyneo was approved for marketing by the FDA in July 2021 in the United States and was licensed in the United States exclusively to Galderma from June 2021 until April 2025 when we sold our rights related to Twyneo and Epsolay in the U.S. to Mayne, and in Canada exclusively to Searchlight in June 2023. The rights to commercialize and manufacture Twyneo in China, Hong Kong, Macau, Taiwan and Israel were purchased and in licensed by Beimei in May 2024. We also entered into commercialization agreements for commercialization of Twyneo in most European countries, South Africa and South Korea during 2024.  In December 2025, Health Canada issued a Notice of Compliance, or NOC, for Twyneo for the treatment of acne vulgaris in adults and pediatric patients 9 year of age and above. In February 2026 we received marketing approval for Twyneo in Israel for the treatment of acne vulgaris in adults and pediatric patients 9 year of age and older.

Epsolay for Inflammatory Lesions of Rosacea

Epsolay, is a once-daily topical cream containing 5% encapsulated benzoyl peroxide, that we have developed for the treatment of inflammatory lesions of rosacea in adults. Rosacea is a chronic skin disease characterized by facial redness, inflammatory lesions, burning and stinging. According to the U.S. National Rosacea Society, approximately 16 million people in the United States are affected by rosacea. Subtype II rosacea is characterized by small, dome-shaped erythematous papules, tiny surmounting pustules on the central aspects of the face, solid facial erythema and edema, and thickening/overgrowth of skin. Subtype II rosacea resembles acne, except that comedowns are absent, and patients may report associated burning and stinging sensations. Current topical therapies for subtype II rosacea are limited due to tolerability concerns. For example, BPO, a common therapy for acne, is not used for the treatment of subtype II rosacea due to side effects. As encapsulated BPO, Epsolay is designed to redefine the standard of care for the treatment of subtype II rosacea. Epsolay, is the first product containing BPO that is marketed for the treatment of subtype II rosacea. Epsolay was approved for marketing by the FDA in April 2022 and was licensed in the United States exclusively to Galderma in June 2021 and in Canada exclusively to Searchlight in June 2023. We also entered into commercialization agreements for commercialization of Epsolay in most European countries, South Africa and South Korea during 2024. In August 2025, Health Canada issued a Notice of Compliance, or NOC, for Epsolay for the treatment of inflammatory lesions of rosacea in adults.

Product Purchase Agreement with Mayne Pharma

In April 2025, we sold our rights related to Twyneo and Epsolay in the U.S. to Mayne, following the mutual termination by Sol-Gel and Galderma of the exclusive five-year license agreement in the U.S. for both products, which were entered into in June 2021.

Product Purchase Agreement with Beimei

In May 2024, we entered into an asset purchase agreement with Beimei, pursuant to which Beimei purchased and licensed the rights to commercialize and manufacture Twyneo in China, Hong Kong, Macau, Taiwan and Israel. We expect to receive, subject to applicable government approvals, a total consideration of up to $15 million, out of which $10 million will be paid as upfront and regulatory milestones, and the remaining $5 million will be paid as royalties on net sales.

License Agreements with Searchlight

In June 2023, we entered into exclusive license agreements with Searchlight, a private Canadian specialty pharmaceutical company, pursuant to which Searchlight has the exclusive right, and is responsible for all commercial activities for Twyneo and Epsolay in Canada, over a fifteen-year term that is renewable for subsequent five-year periods. Searchlight will be responsible for obtaining and maintaining ay regulatory approvals required to market and sell the drugs in Canada with support from us. In consideration for the grant of such rights, we will receive up to $11 million in potential upfront payments and regulatory and sales milestones for both drugs, combined. In addition, we will be entitled to royalty percentages of all Canadian net sales ranging from low-double-digits to high teens.

2023 Registered Direct and Concurrent Private Placements

On January 27, 2023, we entered into the Securities Purchase Agreement with Armistice, relating to the issuance by us to Armistice of (i) 256,000 ordinary shares in a registered direct offering, or the Registered Direct Offering, at a price of $50.00 per ordinary share, or the Investor Shares, and (ii) in a concurrent private placement, or the Warrant Private Placement and, together with the Registered Direct Offering, the January 2023 Offering, the unregistered Investor Warrants to purchase up to 256,000 ordinary shares. Each of the Investor Warrants are exercisable for one ordinary share, has an initial exercise price of $58.5 per share, is exercisable beginning six months from the date of issuance and will expire on January 27, 2028. We agreed to file this registration statement to cover the resale by Armistice of the Investor Warrant Shares and to keep such registration statement effective at all times until Armistice no longer owns any Investor Warrants or Investor Warrant Shares. The sale of the ordinary shares in the Registered Direct Offering was made by means of a shelf registration statement on Form F-3 (File No. 333-264190) previously filed with the SEC and declared effective on April 13, 2022, and the prospectus contained therein, as supplemented by the prospectus supplement, dated January 27, 2023. The January 2023 Offering closed on January 31, 2023. The gross proceeds to us from the Registered Direct Offering were approximately $12.8 million.

Concurrently with the signing of the Securities Purchase Agreement, we entered into the Subscription Agreement with Arkin pursuant to which Arkin purchased 200,000 unregistered Affiliate Shares and the unregistered Affiliate Warrants to purchase up to 200,000 Affiliate Warrants Shares, or the Affiliate Private Placement. The terms of the issuance of the Affiliate Shares and the Affiliate Warrants to Arkin were on the same terms as the terms of the issuance of the Investor Shares and Investor Warrants to Armistice, including the registration under the Securities Act of the Affiliate Shares and the Affiliate Warrant Shares issuable upon exercise of the Affiliate Warrants. This Private Placement closed in April 2023 following shareholder approval. The aggregate gross proceeds from the Affiliate Private Placement were approximately $10 million.

The Investor Warrants and Affiliate Warrants are subject to adjustment in the event of certain share dividends and distributions, share splits, share combinations, reclassifications or similar events affecting the ordinary shares. In the event of a Fundamental Transaction (as such term is defined in the Warrants), the holders of the Warrants are entitled to receive from the Company, or any successor entity, the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the warrants, that is being offered and paid to the holders of ordinary shares of the Company in connection with the Fundamental Transaction. The Warrants do not entitle the holders thereof to any voting rights or any of the other rights or privileges to which holders of ordinary shares are entitled.

Corporate Information

Our legal and commercial name is Sol-Gel Technologies Ltd. We were incorporated on October 28, 1997, and were registered as a company with limited liability under the laws of the State of Israel.

Our principal executive offices are located at 7 Golda Meir St., Weizmann Science Park, Ness Ziona, 7403650 Israel, and our telephone number is +972-8-9313429. Our website address is http://www.sol-gel.com. The information on our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. Our agent for service of process in the United States is Sol-Gel Technologies, Inc., c/o The Corporation Trust Company, located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

Implications of Being a Foreign Private Issuer

We qualify as a foreign private issuer under the Securities Exchange Act of 1934, or the Exchange Act. As such, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●
the rules under the Exchange Act requiring filing with the SEC of quarterly periodic reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

In addition, we were not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction. However, on December 18, 2025, the Holding Foreign Insiders Accountable Act was enacted as part of the National Defense Authorization Act for Fiscal Year 2026, mandating directors and officers of foreign private issuers to file Section 16(a) reports (Forms 3, 4, and 5) with the SEC to report beneficial ownership interests in companies, effective on March 18, 2026. Our principal shareholders who are not our officers or directors, however, will remain exempt from Section 16(a) reporting requirements.

Foreign private issuers also are exempt from certain more stringent executive compensation disclosure rules.

THE OFFERING

Ordinary Shares Outstanding Prior to this Offering	2,809,879 ordinary shares (as of March 18, 2026, which such number of ordinary shares includes the 200,000 Affiliate Shares).

Ordinary Shares to be Offered by the Selling Shareholders	Up to 656,000 ordinary shares, which are comprised of (i) 256,000 Investor Warrant Shares, (ii) 200,000 Affiliate Shares and (iii) 200,000 Affiliate Warrant Shares.

Ordinary Shares Outstanding Immediately After this Offering
3,265,879 ordinary shares, assuming the issuance of the (i) 256,000 Investor Warrant Shares issuable upon the exercise of the Investor Warrants and (iii) 200,000 Affiliate Warrant Shares issuable upon the exercise of the Affiliate Warrants

Use of Proceeds
All ordinary shares offered by this prospectus are being registered for the accounts of the selling shareholders and we will not receive any proceeds from the sale of these shares. However, we will receive proceeds from the exercise of the Warrants if they are exercised for cash. We intend to use those proceeds, if any, for general working corporate purposes. See “Use of Proceeds” for additional information.

Registration Rights
Under the terms of the Securities Purchase Agreement, we agreed to file, as soon as applicable (and in any event within 60 calendar days of the date of the Securities Purchase Agreement), this registration statement covering  the resale by Armistice of the Investor Warrant Shares, to cause such registration to become effective within 181 days following the Closing Date (as defined in the Securities Purchase Agreement) and to keep the registration statement effective at all times until no purchaser owns any Warrants or Warrant Shares issuable upon exercise thereof. The issuance of the Affiliate Shares and the Affiliate Warrants to Arkin were on the same terms as the terms of the issuance of the Investor Shares and Investor Warrants to Armistice, including the registration under the Securities Act of the Investor Shares and the Affiliate Warrant Shares issuable upon exercise of the Affiliate Warrants.

See “Selling Shareholders” for additional information.

Plan of Distribution
The selling shareholders named in this prospectus, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the ordinary shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholders may also resell the ordinary shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

See “Plan of Distribution” for additional information on the methods of sale that may be used by the selling shareholders.

Nasdaq Capital Market Symbol	Our ordinary shares are listed on The Nasdaq Capital Market under the symbol “SLGL.”

Risk Factors	Investing in our ordinary shares involves significant risks. See “Risk Factors” in this prospectus and the documents incorporated by reference in this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. Our business, financial condition or results of operations could be adversely affected by any of these risks. You should carefully consider the risk factors discussed below and the risk factors under the caption “Item 3: Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2025, and in any other filing we make with the SEC subsequent to the date of this prospectus that is incorporated herein by reference, before making your investment decision. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, financial condition or results of operations. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, business prospects, financial condition or results of operations could be seriously harmed. This could cause the trading price of our ordinary shares to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Forward-Looking Statements.”

Risks Related to the Offering, Our Ordinary Shares and Our Operations in Israel

A large number of shares may be sold in the market, which may depress the market price of our ordinary shares.

All of the ordinary shares offered by this prospectus will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of our ordinary shares may be sold in the public market, which may cause the market price of our ordinary shares to decline. This could make it more difficult for you to sell your ordinary shares at a time and price that you deem appropriate and could impair our ability to raise capital through the sale of additional equity securities.

You may experience further dilution as a result of future equity offerings.

To raise additional capital, we may in the future offer additional ordinary shares or other securities convertible into or exchangeable for our ordinary shares at prices that may not be the same as the price per share paid to the selling shareholders. We may sell ordinary shares or other securities in any other offering at a price per share that is less than the price per share paid to the selling shareholders, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional ordinary shares, or securities convertible or exchangeable into ordinary shares, in future transactions may be higher or lower than the price per share paid to the selling shareholders.

We believe that we were a passive foreign investment company for U.S. federal income tax purposes for our 2025 taxable year, which could result in materially adverse U.S. federal income tax consequences to U.S. Holders of our ordinary shares or warrants.

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will generally be a passive foreign investment company, or a PFIC, for U.S. federal income tax purposes for any taxable year if either (i) at least 75% of its gross income for such year is passive income (such as interest income); or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to cash or other assets that produce passive income or are held for the production of passive income. Because the value of our assets for purposes of the PFIC asset test will generally be determined by reference to the market price of our ordinary shares, based on the value and composition of our assets for our 2025 taxable year (including, in particular, the size of our cash and other passive assets) and the changes in the market price of our ordinary shares during our 2025 taxable year, we expect that we will be treated as a PFIC for U.S. federal income tax purposes for our 2025 taxable year.

If we are a PFIC for any taxable year during which a U.S. Holder (as defined in “Item 10. Additional Information – Certain Material U.S. Federal Income Tax Considerations”) holds our ordinary shares or under proposed U.S. Treasury Regulations, our warrants, the U.S. Holder may be subject to adverse tax consequences whether or not we continue to be characterized as a PFIC, including (i) the treatment of all or a portion of any gain on disposition as ordinary income, (ii) the application of a deferred interest charge on such gain and the receipt of certain dividends, and (iii) compliance with certain reporting requirements. Certain adverse consequences of PFIC status can be mitigated if a U.S. Holder makes a “mark-to-market” election or an election to treat us as a qualified electing fund, or QEF. Upon request, we expect to provide the information necessary for U.S. Holders to make “qualified electing fund election” if we are classified as a PFIC. There is no assurance, however, that we will have timely knowledge of our status as a PFIC, or that the information that we provide will be adequate to allow U.S. Holders to make a QEF election.

For further discussion of the adverse U.S. federal income tax consequences of our classification as a PFIC, see “Material Tax Considerations – Passive Foreign Investment Company.”

Our headquarters, manufacturing and other significant operations are located in Israel and, therefore, our business and operations may be adversely affected by political, economic and military conditions in Israel.

Our business and operations will be directly influenced by the political, economic and military conditions affecting Israel at any given time. A change in the security and political situation in Israel and in the economy could impede the raising of the funds required to finance our research and development plans and to create joint ventures with third parties and could otherwise have a material adverse effect on our business, operating results and financial condition. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors, including Hezbollah in Lebanon (and Syria) and Hamas in the Gaza Strip, both of which involved missile strikes in various parts of Israel causing the disruption of economic activities. Our principal offices are located within the range of rockets that could be fired from Lebanon, Syria or the Gaza Strip into Israel. In addition, Israel faces many threats from more distant neighbors, in particular, Iran.  Parties with whom we do business have sometimes declined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary.

In October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets.  Following the attack, Israel’s security cabinet declared war against Hamas, and later against Hezbollah in Lebanon. Hostilities subsequently escalated between Israel and a number of its other neighbors, including conflicts with Hezbollah along Israel’s northern border with Lebanon, with Iran (including a war during June 2025) and with the Houthi movement in Yemen, which both launched drone and missile attacks on military and civilian targets within Israel. In addition, the Houthi movement disrupted international commerce by launching a number of attacks on commercial vessels traversing the Gulf of Aden and the Red Sea. While a ceasefire between Israel and Lebanon (with respect to Hezbollah) was announced in November 2024, a ceasefire between Israel and Iran was announced in June 2025 and the latest ceasefire between Israel and Hamas was announced in October 2025, in February 2026, hostilities between Israel and Iran escalated again. In late February 2026, the United States, together with Israel, launched a major joint military campaign of air and missile strikes against targets in Iran, which triggered a broad Iranian response and contributed to significant regional instability, including, in early March 2026, resumed conflicts with Hezbollah. The security situation in the region remains highly fluid, and we are unable to predict if, when, or on what terms, this escalation will be resolved. These geopolitical developments may adversely affect our ability to continue carrying out various administrative, research, operational and commercial functions and activities both in Israel and globally. Further, as an Israeli company, there is heightened risk of cyberattacks on our and our supply chain’s IT networks by our adversaries in general, and more so as a result of a war.

The political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could result in damage to our facilities and likewise have a material adverse effect on our business, operating results and financial condition. Furthermore, prior to Hamas attack in October 2023, the Israeli government proposed extensive changes to Israel’s judicial system which sparked extensive political debate and unrest. In response to the foregoing, individuals, organizations and institutions, both within and outside of Israel, voiced concerns that the proposed changes may negatively impact the business environment in Israel. If such changes to Israel’s judicial system are again pursued by the government and approved by the parliament, this may have an adverse effect on our business, our results of operations and our ability to raise additional funds, if deemed necessary by our management and board of directors.

Several countries, principally in the Middle East, restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies if hostilities in the region continue or intensify. Moreover, the perception of Israel and Israeli companies by the global community (as represented, for example, by claims filed with the International Court of Justice (the “ICJ”)) may cause an increase in sanctions and other adverse measures against Israel, Israeli companies and their products and services.  Additionally, there have been increased efforts by countries, activists and organizations to cause companies and consumers to boycott Israeli goods and services or otherwise restrict business with Israel and with Israeli companies, which may impact our ability to do business with our existing and potential customers. Such efforts, particularly if they become widespread, as well as current and future rulings and orders of international tribunals (including the ICJ) against Israel, could materially and adversely impact our business operations.  Such restrictions may seriously limit our ability to sell Twyneo, Epsolay and our product candidates, if approved, to customers in those countries.

Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners, or significant downturns in the economic or financial condition of Israel, could adversely affect our operations and product development, cause our revenues to decrease and adversely affect the share price of publicly traded companies having operations in Israel, such as us. Our commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East. Although the Israeli government is currently committed to covering the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, there can be no assurance that this government coverage will be maintained, or if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by us could have a material adverse effect on our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus and the other documents we have filed with the SEC that are incorporated herein and therein by reference, that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•
the adequacy of our financial and other resources, particularly in light of our history of recurring losses and the uncertainty regarding the adequacy of our liquidity to pursue our complete business objectives;

•	the benefits of and projections of our future financial performance as a result of our development of our product candidates;

•	our ability to enroll patients in our clinical trials and the possibility that patients would discontinue their participation in our clinical trials;

•	our ability to complete the development of our product candidates;

•
our ability to obtain the benefits associated with orphan drug designation, such as orphan drug exclusivity and, even if we do, that exclusivity may not prevent the U.S. Food and Drug Administration, or FDA, or other comparable foreign regulatory authorities from approving competing products;

•	the timing and results of clinical trials that we may conduct or that our competitors and others may conduct relating to our or their product candidates;

•
our dependence on the success of Beimei Pharmaceutical Co. Ltd, or Beimei, and Searchlight Pharma Inc., or Searchlight, and our other licensees in commercializing our approved products in China, Canada and in other licensed territories, respectively;

•	the ability of Sol-Gel and its licensees to obtain and maintain the regulatory approval of Twyneo and Epsolay in various territories;

•
our ability to obtain and maintain regulatory approvals for our product candidates in our target markets and the possibility of adverse regulatory or legal actions relating to our product candidates even if regulatory approval is obtained;

•	our ability to find suitable co-development, contract manufacturing and marketing partners to our products and product candidates;

•	our ability to commercialize and launch our product candidates;

•	our ability to obtain and maintain adequate protection of our intellectual property;

•	our ability to manufacture our product candidates in commercial quantities, at an adequate quality or at an acceptable cost;

•	acceptance of our products and product candidates by healthcare professionals and patients;

•	the possibility that we may face third-party claims of intellectual property infringement;

•
intense competition in our industry, with competitors having substantially greater financial, technological, research and development, regulatory and clinical, manufacturing, marketing and sales, distribution and personnel resources than we do;

•	potential product liability claims;

•	potential adverse federal, state and local government regulation in the United States, Europe, China or Israel;

•	our failure to maintain compliance with the Nasdaq Listing Rules;

•
the impact of the current global macroeconomic climate on our ability to source supplies for our operations or our ability or capacity to manufacture, sell and support the use of SGT-610, Twyneo, Epsolay and our product candidates;

•	loss or retirement of key executives and research scientists; and

•
those factors referred to in our Annual Report on Form 20-F for the year ended December 31, 2025 incorporated by reference herein in “Item 3. Key Information - D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” as well as in our our Annual Report on Form 20-F for the year ended December 31, 2025 generally, which is incorporated by reference into this prospectus.

You should review carefully the risks and uncertainties described under the heading “Risk Factors” in this prospectus, and under the heading “Risk Factors” in our most recent Annual Report on Form 20-F and in our other filings with the SEC that are incorporated by reference in this prospectus, for a discussion of these and other risks that relate to our business and investing in our ordinary shares. The forward-looking statements contained in this prospectus and the other documents we have filed with the SEC that are incorporated herein and therein by reference are expressly qualified in their entirety by this cautionary statement. Except as required by law, we undertake no obligation to update publicly any forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

USE OF PROCEEDS

All ordinary shares offered by this prospectus are being registered for the accounts of the selling shareholders and we will not receive any proceeds from the sale of these shares. However, we may receive proceeds from the exercise of the Warrants, if and when exercised, to the extent that they are exercised for cash. The Warrants, however, are also exercisable on a cashless basis under certain circumstances. For the purposes of this registration statement, we have assumed the full exercise for cash of the Warrants, in which case the gross proceeds of such exercise will be approximately $26,676,000. We intend to use those proceeds, if any, for general corporate purposes.

CAPITALIZATION

The table below sets forth our cash, cash equivalents, bank deposits and marketable securities and capitalization as of December 31, 2025 on an actual basis.

The information in this table should be read in conjunction with and is qualified by reference to the financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

As of December 31, 2025
(U.S. $ in thousands)
Cash, cash equivalents, bank deposits and marketable securities	23,999
Shareholders’ equity
Ordinary shares, par value NIS 1.0 per share; 5,000,000 shares authorized and 2,786,158 shares issued and outstanding	774
Additional paid-in capital	259,047
Accumulated deficit	(237,010)
Total shareholders’ equity	22,811
Total capitalization	22,811

The above table is based on 2,786,158 ordinary shares issued and outstanding as of December 31, 2025, and excludes:

•
19,858 ordinary shares issuable upon the exercise of options to purchase ordinary shares outstanding under our 2014 Plan and under our 2014 Share Incentive Plan, or the 2014 Plan, at a weighted average exercise price of $76.98 per ordinary share;

•	an additional 117,331 ordinary shares available for future issuance under our 2024 Plan;

•
256,000 ordinary shares issuable upon exercise of warrants issued to Armistice Capital pursuant to a securities purchase agreement dated January 2023, at an exercise price of $58.50 per ordinary share; and

•
200,000 ordinary shares issuable upon exercise of warrants issued to M. Arkin Dermatology Ltd. pursuant to a subscription agreement dated January 2023, at an exercise price of $58.50 per ordinary share.

SELLING SHAREHOLDERS

Unless the context otherwise requires, as used in this prospectus, “selling shareholders” includes the selling shareholders listed below and donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling shareholders as a gift, pledge or other non-sale related transfer.

We have prepared this prospectus to allow the selling shareholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 656,000 ordinary shares, which are comprised of (i) 256,000 Investor Warrant Shares, (ii) 200,000 Affiliate Shares and (iii) 200,000 Affiliate Warrant Shares.

Information About Selling Shareholders Offering

The ordinary shares being offered by the selling shareholders are the Warrant Shares, and in the case of Arkin, also the Affiliate Shares. For additional information regarding the issuances of the Warrant Shares, see “Prospectus Summary—2023 Registered Direct and Concurrent Private Placements” above. We are registering the resale by the selling shareholders of the Warrant Shares and the Affiliate Shares in order to permit the selling shareholders to offer such shares for resale from time to time.

The table below lists the selling shareholders and other information regarding the ownership of the ordinary shares by each of the selling shareholders. All calculations in the table are based on 2,809,879 ordinary shares outstanding as of March 18, 2026. The second column lists the number of ordinary shares owned by each selling shareholder, based on its ownership of the ordinary shares and securities convertible or exercisable into ordinary shares, as of March 18, 2026, assuming exercise of the Warrants held by the selling shareholders on that date, if applicable, without regard to any limitations on conversions or exercises.

The third column lists the ordinary shares being offered pursuant to this prospectus by the selling shareholders.

This prospectus covers the resale of the sum of (i) the maximum number of Investor Warrant Shares, (ii) the maximum number of Affiliate Shares and (iii) the maximum number of Affiliate Warrant Shares. The table below assumes that the outstanding Warrant Shares were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Securities Purchase Agreement and the Subscription Agreement, without regard to any limitations on the exercise of the Warrants. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the Warrants a selling shareholder, who elected to be subject to such limitation (as indicated in the table below),  may not exercise such warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of ordinary shares which would exceed 4.99% (or 9.99% at the election of the holder prior to the date of issuance), of our then outstanding ordinary shares following such exercise, excluding for purposes of such determination ordinary shares issuable upon the exercise of such Warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Except as otherwise indicated in the table below, addresses of our directors and executive officers named below is c/o 7 Golda Meir Street, Weizmann Science Park, Ness Ziona, 7403650, Israel.

Name of Selling Shareholder	Number of ordinary shares owned prior to offering		Maximum number of ordinary shares to be sold pursuant to this Prospectus		Number of ordinary shares owned after offering		Percentage of ordinary shares owned after offering(1)
Armistice Capital	256,000	(2)	256,000	(2)	-		-
M. Arkin Dermatology Ltd.	1,950,113	(3)	400,000	(4)	1,550,113	(5)	55.16%

* Less than 5%

(1)	Based on a total of 2,809,879 issued and outstanding shares as of March 18, 2026.
(2)
These shares are comprised of 256,000 ordinary shares issuable upon the exercise of the Investor Warrants. These securities are directly held by Armistice Capital Master Fund, Ltd., or the Master Fund, a Cayman Islands exempted company, and may be deemed to be indirectly beneficially owned by Armistice, as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice. Armistice and Steven Boyd disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein. The Investor Warrants are subject to a 4.99% beneficial ownership limitation that precludes the Master Fund from exercising any portion of the Investor Warrants to the extent that, following such exercise, the Master Fund’s beneficial ownership of our then outstanding ordinary shares would exceed 4.99%. The number of shares set forth in the above table do not reflect the application of this limitation, but the percentages in the table do give effect to such beneficial ownership limitation. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022

(3)
Consists of (A)(i) 1,606,856 ordinary shares, which includes the 200,000 Affiliates Shares registered on the registration statement pursuant to which this prospectus relates, and (ii) 200,000 ordinary shares issuable upon the exercise of Affiliate Warrants, each held directly by M. Arkin Dermatology Ltd. and (B) 143,257 ordinary shares held directly by Mr. Moshe Arkin. Mr. Moshe Arkin, the executive chairman of our board of directors, is the sole shareholder and sole director of M. Arkin Dermatology Ltd. and may therefore be deemed to be the indirect beneficial owner of the ordinary shares owned directly by M. Arkin Dermatology Ltd. The Affiliate Warrants are subject to a 4.99% beneficial ownership limitation that precludes the Master Fund from exercising any portion of the Affiliate Warrants to the extent that, following such exercise, the Master Fund’s beneficial ownership of our then outstanding ordinary shares would exceed 4.99%. The number of shares set forth in the above table do not reflect the application of this limitation, but the percentages in the table do give effect to such beneficial ownership limitation.

(4)	Consists of (i) 200,00 Affiliates Shares and (ii) 200,000 ordinary shares issuable upon the exercise of Affiliate Warrants, each held directly by M. Arkin Dermatology Ltd.
(5)	Consists of (A) 1,406,856 ordinary shares held directly by M. Arkin Dermatology Ltd. and (B) 143,257 ordinary shares held directly by Mr. Moshe Arkin.

MATERIAL TAX CONSIDERATIONS

Israeli Tax Considerations and Government Programs

General

The following is a summary of the material Israeli tax laws applicable to us, and some Israeli Government programs benefiting us. This section also contains a discussion of some Israeli tax consequences to persons owning our ordinary shares. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of this kind of investor include traders in securities or persons that own, directly or indirectly, 10% or more of our outstanding voting capital, all of whom are subject to special tax regimes not covered in this discussion. Some parts of this discussion are based on new tax legislation which has not been subject to judicial or administrative interpretation. The discussion should not be construed as legal or professional tax advice and does not cover all possible tax considerations.

SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE ISRAELI OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY FOREIGN, STATE OR LOCAL TAXES.

General Corporate Tax Structure in Israel

Israeli resident companies are generally subject to corporate tax at the rate of 23% in 2026. However, the effective tax rate payable by a company that derives income from a Benefited Enterprise or a Preferred Enterprise (as discussed below) may be considerably less. Capital gains derived by an Israeli resident company are generally subject to tax at the prevailing corporate tax rate.

Under Israeli tax legislation, a corporation will be considered as an “Israeli resident company” if it meets one of the following: (i) it was incorporated in Israel; or (ii) the control and management of its business are exercised in Israel.

Law for the Encouragement of Industry (Taxes), 5729-1969

The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies.”

The Industry Encouragement Law defines an “Industrial Company” as a company resident in Israel and which was incorporated in Israel of which 90% or more of its income in any tax year, other than certain income (such as from defense loans, capital gains, interest and dividends) is derived from an “Industrial Enterprise” owned by it and which is located in Israel or in the “Area” (as defined under Section 3A of the Israeli Tax Ordinance). An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.

The following corporate tax benefits, among others, are available to Industrial Companies:

•
amortization over an eight-year period of the cost of purchased know-how and patents and rights to use a patent and know-how which were purchased in good faith and are used for the development or advancement of the Industrial Enterprise, commencing on the year in which they were first used;

•	under limited conditions, an election to file consolidated tax returns with related Israeli Industrial Companies; and

•	expenses related to a public offering are deductible in equal amounts over three years commencing on the year of the offering.

Although as of the date of this prospectus, we do not have industrial production activities, we may qualify as an Industrial Company in the future and may be eligible for the benefits described above.

Tax Benefits and Grants for Research and Development

Israeli tax law allows, under certain conditions, a tax deduction for expenditures, including capital expenditures, for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:

•	The research and expenditures are approved by the relevant Israeli government ministry, determined by the field of research;

•	The research and development must be for the promotion of the company; and

•	The research and development are carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the financing of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Israeli Tax Ordinance, 1961. Expenditures not so approved are deductible, under certain conditions, in equal amounts over three years.

From time to time we may apply to the IIA for approval to allow a tax deduction for all or most of research and development expenses during the year incurred. There can be no assurance that such application will be accepted.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets) by “Industrial Enterprises” (as defined under the Investment Law).

Tax Benefits Prior to the 2005 Amendment

An investment program that is implemented in accordance with the provisions of the Investment Law prior to an amendment that became effective in April 2005, or the 2005 Amendment, referred to as an “Approved Enterprise,” is entitled to certain benefits. A company that wished to receive benefits as an Approved Enterprise must have received approval from the Investment Center of the Israeli Ministry of Economy and Industry, or the Investment Center. Each certificate of approval for an Approved Enterprise relates to a specific investment program in the Approved Enterprise, delineated both by the financial scope of the investment and by the physical characteristics of the facility or the asset.

In general, an Approved Enterprise is entitled to receive a grant from the Government of Israel or an alternative package of tax benefits, known as the alternative benefits track. The tax benefits from any certificate of approval relate only to taxable profits attributable to the specific Approved Enterprise. Income derived from activity that is not integral to the activity of the Approved Enterprise does not enjoy tax benefits.

In addition, a company that has an Approved Enterprise program is eligible for further tax benefits if it qualifies as a Foreign Investors’ Company, or FIC, which is a company with a level of foreign investment, as defined in the Investment Law, of more than 25%. The level of foreign investment is measured as the percentage of rights in the company (in terms of shares, rights to profits, voting and appointment of directors), and of combined share and loan capital, that are owned, directly or indirectly, by persons who are not residents of Israel. The determination as to whether a company qualifies as an FIC is made on an annual basis.

We are currently not entitled to tax benefits for Approved Enterprise.

 Tax Benefits Subsequent to the 2005 Amendment

The 2005 Amendment applies to new investment programs and investment programs commencing after 2004 but does not apply to investment programs approved prior to April 1, 2005. The 2005 Amendment provides that terms and benefits included in any certificate of approval that was granted before the 2005 Amendment became effective (April 1, 2005) will remain subject to the provisions of the Investment Law as in effect on the date of such approval. Pursuant to the 2005 Amendment, the Investment Center will continue to grant Approved Enterprise status to qualifying investments. The 2005 Amendment, however, limits the scope of enterprises that may be approved by the Investment Center by setting criteria for the approval of a facility as an Approved Enterprise, such as provisions generally requiring that at least 25% of the Approved Enterprise’s income be derived from exports.

The 2005 Amendment provides that Approved Enterprise status will only be necessary for receiving cash grants. As a result, it was no longer necessary for a company to obtain Approved Enterprise status in order to receive the tax benefits previously available under the alternative benefits track. Rather, a company may claim the tax benefits offered by the Investment Law directly in its tax returns, provided that its facilities meet the criteria for tax benefits set forth in the amendment. Companies are entitled to approach the Israeli Tax Authority for a pre-ruling regarding their eligibility for benefits under the Investment Law, as amended.

In order to receive the tax benefits, the 2005 Amendment states that a company must make an investment which meets all of the conditions, including exceeding a minimum investment amount specified in the Investment Law. Such investment allows a company to receive “Benefited Enterprise” status, and may be made over a period of no more than three years ended at the end of the year in which the company requested to have the tax benefits apply to its Benefited Enterprise. Where the company requests to apply the tax benefits to an expansion of existing facilities, only the expansion will be considered to be a Benefited Enterprise and the company’s effective tax rate will be the weighted average of the applicable rates. In this case, the minimum investment required in order to qualify as a Benefited Enterprise is required to exceed a certain percentage of the value of the company’s production assets before the expansion.

The extent of the tax benefits available under the 2005 Amendment to qualifying income of a Benefited Enterprise depend on, among other things, the geographic location in Israel of the Benefited Enterprise. The location will also determine the period for which tax benefits are available. Such tax benefits include an exemption from corporate tax on undistributed income for a period of between two to 10 years, depending on the geographic location of the Benefited Enterprise in Israel, and a reduced corporate tax rate of between 10% and the applicable corporate tax for the remainder of the benefits period, depending on the level of foreign investment in the company in each year. A company qualifying for tax benefits under the 2005 Amendment which pays a dividend out of income derived by its Benefited Enterprise during the tax exemption period will be subject to corporate tax in respect of the gross amount of the dividend at the otherwise applicable corporate tax rate or a lower rate in the case of a qualified FIC which is at least 49% owned by non-Israeli residents. Dividends paid out of income attributed to a Benefited Enterprise are generally subject to withholding tax at source at the rate of 20% or such lower rate as may be provided in an applicable tax treaty.

The benefits available to a Benefited Enterprise are subject to the fulfillment of conditions stipulated in the Investment Law and its regulations. If a company does not meet these conditions, it may be required to refund the amount of tax benefits, as adjusted by the Israeli consumer price index, and interest, or other monetary penalties.

We applied for tax benefits as a “Benefited Enterprise” with 2012 as a “Year of Election.” We may be entitled to tax benefits under this regime once we are profitable for tax purposes and subject to the fulfillment of all the relevant conditions. If we do not meet these conditions, the tax benefits may not be applicable which would result in adverse tax consequences to us. Alternatively, and subject to the fulfillment of all the relevant conditions, we may elect in the future to irrevocably waive the tax benefits available for Benefited Enterprise and claim the tax benefits available to Preferred Enterprise under the 2011 Amendment (as detailed below).

Tax Benefits Under the 2011 Amendment

The Investment Law was significantly amended as of January 1, 2011, or the 2011 Amendment. The 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment.

The 2011 Amendment introduced new tax benefits for income generated by a “Preferred Company” through its “Preferred Enterprise,” in accordance with the definition of such term in the Investment Law, which generally means that a “Preferred Company” is an industrial company meeting certain conditions (including a minimum threshold of 25% export).

A Preferred Company is entitled to a reduced flat tax rate with respect to the income attributed to the Preferred Enterprise, at the following rates:

Tax Year	Development Region “A”	Other Areas within Israel
2011 – 2012	10%	15%
2013	7%	12.5%
2014 – 2016	9%	16%
2017 and thereafter	7.5%	16%

Dividends distributed from income which is attributed to a “Preferred Enterprise” will be subject to withholding tax at source at the following rates: (i) Israeli resident corporations — 0%, (ii) Israeli resident individuals — 20% in 2026 (iii) non-Israeli residents — 20%, which may be reduced down to 4% in 2026, subject to certain conditions under the Investment Law and to a reduced tax rate under the provisions of an applicable double tax treaty.

Under the 2011 Amendment, a company located in Development Region “A” may be entitled to cash grants and the provision of loans under certain conditions, if approved. The rates for grants and loans shall not be fixed, but up to 20% of the amount of the approved investment. In addition, a company owning a Preferred Enterprise under the Grant Track may be entitled also to the tax benefits which are prescribed for a Preferred Company.

The termination or substantial reduction of any of the benefits available under the Investment Law could materially increase our tax liabilities.

We are currently not entitled to tax benefits for a Preferred Enterprise.

New Tax benefits under the 2017 Amendment that became effective on January 1, 2017.

The 2017 Amendment was enacted as part of the Economic Efficiency Law that was published on December 29, 2016, and was effective as of January 1, 2017. The 2017 Amendment provides new tax benefits for two types of “Technology Enterprises”, as described below, and is in addition to the other existing tax beneficial programs under the Investment Law.

The 2017 Amendment provides that a Preferred company satisfying certain conditions will qualify as having a “Preferred Technology Enterprise” and will thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technology Income,” as defined in the Investment Law. The tax rate is further reduced to 7.5% for a Preferred Technology Enterprise located in development zone A. In addition, a Preferred Company qualified as having a “Preferred Technological Enterprise”  will enjoy a reduced corporate tax rate of 12% on capital gain derived from the sale of certain “Benefitted Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefitted Intangible Assets were acquired from a foreign company on or after January 1, 2017 for at least NIS 200 million, and the sale receives prior approval from the National Authority for Technological Innovation (previously known as the Israeli Office of the Chief Scientist), to which we refer as IIA.

The 2017 Amendment further provides that a Preferred company satisfying certain conditions (including group consolidated revenues of at least NIS 10 billion) may qualify as having a “Special Preferred Technology Enterprise” and will thereby enjoy a reduced corporate tax rate of 6% on “Preferred Technology Income” regardless of the company’s geographic location within Israel. In addition, a Special Preferred Technology Enterprise will enjoy a reduced corporate tax rate of 6% on capital gain derived from the sale of certain “Benefitted Intangible Assets” to a related foreign company if the Benefitted Intangible Assets were either developed by the Special Preferred Technology Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from IIA. A Special Preferred Technology Enterprise that acquires Benefitted Intangible Assets from a foreign company for more than NIS 500 million will be eligible for these benefits for at least ten years, subject to certain approvals as specified in the Investment Law.

Dividends distributed by a Preferred Technology Enterprise or a Special Preferred Technology Enterprise, paid out of Preferred Technology Income, are generally subject to withholding tax at source at the rate of 20% or such lower rate as may be provided in an applicable tax treaty (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate). However, if such dividends are paid to an Israeli company, no tax is required to be withheld. If such dividends are distributed to a foreign company and other conditions are met, the withholding tax rate will be 4%.

We currently are not entitled to tax benefits under the 2017 Amendment.

Taxation of Our Shareholders

Capital Gains

Capital gain tax is imposed on the disposition of capital assets by an Israeli resident, and on the disposition of such assets by a non-Israeli resident if those assets are either (i) located in Israel; (ii) are shares or a right to a share in an Israeli resident corporation, or (iii) represent, directly or indirectly, rights to assets located in Israel. The Israeli Tax Ordinance distinguishes between “Real Gain” and the “Inflationary Surplus.” Real Gain is the excess of the total capital gain over Inflationary Surplus computed generally on the basis of the increase in the Israeli consumer price index between the date of purchase and the date of disposition. Inflationary Surplus is not currently subject to tax in Israel.

Real Gain accrued by individuals on the sale of our ordinary shares will be taxed at the rate of 25%. However, if the individual shareholder is a “Controlling Shareholder” (i.e., a person who holds, directly or indirectly, alone or together with another, 10% or more of one of the Israeli resident company’s means of control) at the time of sale or at any time during the preceding 12-month period, such gain will be taxed at the rate of 30%.

Real Gain derived by corporations will be generally subject to the corporate tax rate of 23% in 2026.

Individual and corporate shareholder dealing in securities in Israel are taxed at the tax rates applicable to business income —23% for corporations in 2026, and a marginal tax rate of up to 50% for individuals, including an excess tax.

Notwithstanding the foregoing, capital gain derived from the sale of our ordinary shares by a non-Israeli shareholder may be exempt under the Israeli Tax Ordinance from Israeli capital gain tax provided that the seller does not have a permanent establishment in Israel to which the derived capital gain is attributed. However, non-Israeli corporations will not be entitled to the foregoing exemption if more than 25% of its means of control are held, directly and indirectly, by Israeli residents, and Israeli residents are entitled to 25% or more of the revenues or profits of the corporation, directly or indirectly. In addition, such exemption would not be available to a person whose gains from selling or otherwise disposing of the securities are deemed to be business income.

In addition, the sale of shares may be exempt from Israeli capital gain tax under the provisions of an applicable tax treaty. For example, the U.S.-Israel Double Tax Treaty exempts U.S. residents from Israeli capital gain tax in connection with such sale, provided (i) the U.S. resident owned, directly or indirectly, less than 10% of an Israeli resident company’s voting power at any time within the 12-month period preceding such sale; (ii) the seller, being an individual, is present in Israel for a period or periods of less than 183 days during the taxable year; and (iii) the capital gain from the sale was not derived through a permanent establishment of the U.S. resident in Israel.

In some instances where our shareholders may be liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source at a rate of 25% if the seller is an individual and at the corporate tax rate (23% in 2026) if the seller is a corporation. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale.

At the sale of securities traded on a stock exchange a detailed return, including a computation of the tax due, must be filed and an advanced payment must be paid on January 31 and July 31 of every tax year in respect of sales of securities made within the previous six months. However, if all tax due was withheld at source according to applicable provisions of the Israeli Tax Ordinance and regulations promulgated thereunder, the aforementioned return need not be filed, provided that (among other conditions) (i) such income was not generated from business conducted in Israel by the taxpayer, (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed and an advance payment does not need to be made, and (iii) the taxpayer is not obligated to pay Excess Tax (as further explained below). Capital gain is also reportable on the annual income tax return.

Dividends

We have never paid cash dividends. A distribution of a dividend by our company from income attributed to a Benefited Enterprise will generally be subject to withholding tax in Israel at a rate of 20% unless a reduced tax rate is provided under an applicable tax treaty. A distribution of a dividend by our company from income attributed to a Preferred Enterprise will generally be subject to withholding tax in Israel at the following tax rates: Israeli resident individuals — 20%; Israeli resident companies — 0% for a Preferred Enterprise; Non-Israeli residents — 20%, subject to a reduced rate under the provisions of any applicable double tax treaty. A distribution of dividends from income, which is not attributed to a Preferred Enterprise to an Israeli resident individual, will generally be subject to withholding tax at a rate of 25%, or 30% if the dividend recipient is a “Controlling Shareholder” (as defined above) at the time of distribution or at any time during the preceding 12-month period. If the recipient of the dividend is an Israeli resident corporation, such dividend will not be subject to Israeli tax provided the income from which such dividend is distributed was derived or accrued within Israel.

The Israeli Tax Ordinance provides that a non-Israeli resident (either individual or corporation) is generally subject to Israeli withholding tax on the receipt of dividends at the rate of 25% (30% if the dividends recipient is a “Controlling Shareholder” (as defined above), at the time of distribution or at any time during the preceding 12-month period); those rates may be subject to a reduced rate under the provisions of an applicable double tax treaty. Under the U.S.-Israel Double Tax Treaty, the following withholding rates will apply in respect of dividends distributed by an Israeli resident company to a U.S. resident: (i) if the U.S. resident is a corporation which holds during that portion of the taxable year which precedes the date of payment of the dividend and during the whole of its prior taxable year (if any), at least 10% of the outstanding shares of the voting share capital of the Israeli resident paying corporation and not more than 25% of the gross income of the Israeli resident paying corporation for such prior taxable year (if any) consists of certain type of interest or dividends — the rate is 12.5%, (ii) if both the conditions mentioned in clause (i) above are met and the dividend is paid from an Israeli resident company’s income which was entitled to a reduced tax rate applicable to an Approved Enterprise — the rate is 15% and (iii) in all other cases, the rate is 25%. The aforementioned rates under the Israel U.S. Double Tax Treaty will not apply if the dividend income was derived through a permanent establishment of the U.S. resident in Israel.

A non-Israeli resident who receives dividends from which tax was withheld is generally exempt from the obligation to file tax returns in Israel with respect to such income, provided that (among other conditions) (i) such income was not generated from a business conducted in Israel by the taxpayer, (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed, and (iii) the taxpayer is not obligated to pay Excess Tax (as further explained below).

Dividends are generally subject to Israeli withholding tax at a rate of 25% so long as the shares are registered with a nominee company (whether or not the recipient is a “Controlling Shareholder,” as defined above), unless relief is provided in a treaty between Israel and the shareholder’s country of residence and provided that a certificate from the Israel Tax Authority allowing for a reduced withholding tax rate is obtained in advance.

Excess Tax

Individuals who are subject to tax in Israel are also subject to an additional tax at a rate of [3]% on annual income  including, but not limited to, income derived from dividends, interest and capital gains, exceeding a certain threshold (currently NIS 721,560 for years 2024 through 2027, which amount will be updated annually starting January 1, 2028, based on the change in the Israeli consumer price index) (the “Threshold Amount”). An additional 2% tax applies to "capital income" earned as of January 1, 2025 (including capital gains, dividends, and interest) exceeding the Threshold Amount.

 Foreign Exchange Regulations

Non-residents of Israel who hold our ordinary shares are able to receive any dividends, and any amounts payable upon the dissolution, liquidation and winding up of our affairs, repayable in non-Israeli currency at the rate of exchange prevailing at the time of conversion. However, Israeli income tax is generally required to have been paid or withheld on these amounts. In addition, the statutory framework for the potential imposition of currency exchange control has not been eliminated and may be restored at any time by administrative action.

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

Certain Material U.S. Federal Income Tax Considerations

The following discussion describes certain material U.S. federal income tax considerations to U.S. Holders (as defined below) under present law of an investment in our ordinary shares or warrants. This discussion applies only to U.S. Holders that hold our ordinary shares or warrants as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code, and that have the U.S. dollar as their functional currency.

This discussion is based on the tax laws of the United States, including the Code, as in effect on the date hereof and on U.S. Treasury regulations as in effect or, in some cases, as proposed, on the date hereof, the Israel-U.S. income tax treaty, or the Treaty, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below. This summary does not address any estate or gift tax consequences, the alternative minimum tax, the Medicare tax on net investment income or any state, local, or non-U.S. tax consequences, or any U.S. federal tax consequences other than U.S. federal income tax consequences. No ruling has been sought from the Internal Revenue Service, or the IRS, with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This summary is no substitute for consultation by prospective investors with their own tax advisors and does not constitute tax advice.. The following discussion neither deals with the tax consequences to any particular investor nor describes all of the tax consequences applicable to persons in special tax situations including, without limitation:

•	banks

•	certain financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	traders in securities that elect to mark to market;

•	U.S. expatriates

•	grantor trusts;

•	tax-exempt entities;

•	persons holding our ordinary shares or warrants as part of a straddle, hedging, constructive sale, conversion or integrated transaction;

•	persons that actually or constructively (including through the ownership of our warrants) own 10% or more of our share capital (by vote or value);

•	persons that are resident or ordinarily resident in or have a permanent establishment in a jurisdiction outside the United States;

•	persons who acquired our ordinary shares or warrants pursuant to the exercise of any employee share option or otherwise as compensation;

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to our ordinary shares or warrants being taken into account in an applicable financial statement; or

•	pass-through entities, or persons holding our ordinary shares or warrants through pass-through entities.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are the beneficial owner of our ordinary shares or warrants and you are, for U.S. federal income tax purposes,

•	an individual who is a citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If an entity or other arrangement treated as a partnership for U.S. federal income tax purposes holds our ordinary shares or warrants, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A person that would be a U.S. Holder if it held our ordinary shares or warrants directly and that is a partner of a partnership holding our ordinary shares or warrants is urged to consult its own tax advisor.

INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF AN INVESTMENT IN OUR ORDINARY SHARES OR WARRANTS.

Passive Foreign Investment Company

We believe that we were a passive foreign investment company, or PFIC, for our 2025 taxable year. A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will generally be a PFIC for U.S. federal income tax purposes for any taxable year if either:

•	at least 75% of its gross income for such year is passive income; or

•
at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to cash or other assets that produce passive income or are held for the production of passive income.

For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which we own, directly or indirectly, 25% or more (by value) of the stock. Subject to various exceptions, passive income generally includes dividends, interest, capital gains, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person).

A non-U.S. corporation’s PFIC status is an annual determination that is based on tests that are factual in nature, and our status for any year will depend on our income, assets, and activities for such year. Based upon our review of our financial data, we believe that we were a PFIC for our 2025 taxable year. Because PFIC status is determined annually and is based on our income, assets and activities for the entire taxable year, it is not possible to determine with certainty whether we will be characterized as a PFIC for the 2026 taxable year until after the close of the year, and there can be no assurance that we will not be classified as a PFIC in any future year.

If we are a PFIC for any taxable year during your holding period for our ordinary shares (or under proposed U.S. Treasury Regulations, our warrants), we generally will continue to be treated as a PFIC with respect to your investment in our ordinary shares or warrants for all succeeding years during which you hold our ordinary shares or warrants, and, although subject to uncertainty, potentially our ordinary shares received upon exercise of such warrants. You are advised to consult your own tax advisor regarding the potential availability of a “deemed sale” election that would allow you to eliminate this continuing PFIC status under certain circumstances.

For each taxable year that we are treated as a PFIC with respect to you, you will be subject to adverse consequences under special tax rules with respect to any “excess distribution” (as defined below) you receive and any gain you realize from a sale or other disposition (including a pledge) of our ordinary shares or warrants, unless you make a valid “mark-to-market” election or “qualified electing fund” election, each as discussed below, and each of which may not be available for the warrants. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period will be treated as an “excess distribution.” Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period;

•	the amount allocated to the current taxable year, and any taxable years in your holding period prior to the first taxable year in which we were a PFIC, will be treated as ordinary income; and

•
the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of our ordinary shares or warrants cannot be treated as capital gains, even if you hold our ordinary shares or warrants as capital assets.

If we are or were treated as a PFIC with respect to you for any taxable year, to the extent any of our subsidiaries are also PFICs (of which there are none at present), you may be deemed to own a proportionate interest in such lower-tier PFICs that are directly or indirectly owned by us, and you may be subject to the adverse tax consequences described above with respect to the shares of such lower-tier PFICs you would be deemed to own. As a result, you may incur liability for any excess distribution described above if we receive a distribution from our lower-tier PFICs (of which there are none at present) or if any shares in such lower-tier PFICs are disposed of (or deemed disposed of). You should consult your tax advisor regarding the application of the PFIC rules to any of our subsidiaries in the event that our group includes one or more lower-tier PFICs.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a valid mark-to-market election for our ordinary shares, you will include in income for each year that we are treated as a PFIC with respect to you an amount equal to the excess, if any, of the fair market value of our ordinary shares as of the close of your taxable year over your adjusted basis in such ordinary shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of our ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on our ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of our ordinary shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on our ordinary shares, as well as to any loss realized on the actual sale or disposition of our ordinary shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such ordinary shares previously included in income. Your basis in our ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a mark-to-market election, any distributions we make would generally be subject to the rules discussed below under “— Taxation of Dividends and Other Distributions on our ordinary shares,” except the lower rates applicable to qualified dividend income would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury Regulations, and may not include our warrants. Our ordinary shares are listed on the Nasdaq Capital Market. The Nasdaq Capital Market is a qualified exchange, but there can be no assurance that the trading in our ordinary shares will be sufficiently regular to qualify our ordinary shares as marketable stock. Because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs we own (of which there are none at present), you generally will continue to be subject to the PFIC rules with respect to your indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. You should consult your tax advisor as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs (of which there are none at present).

Alternatively, if a non-U.S. entity treated as a corporation is a PFIC, a holder of shares in that entity may avoid taxation under the PFIC rules described above regarding excess distributions and recognized gains by making a “qualified electing fund” election, or QEF election, to include in income its share of the entity’s income on a current basis. A U.S. Holder of our ordinary shares can make a QEF election, if we provide the certain necessary information with respect to our annual ordinary earnings and net capital gain, in the first taxable year that we are treated as a PFIC with respect to the U.S. Holder. A U.S. Holder must make the QEF election for each PFIC by attaching a separate properly completed IRS Form 8621 for each PFIC to its timely filed U.S. federal income tax return. We plan to provide upon request or otherwise make available the information necessary for a U.S. Holder to make a QEF election with respect to us and will use commercially reasonable efforts to cause each lower-tier PFIC which we control, of which there are none at present, to provide such information with respect to such lower-tier PFIC. There is no assurance  however, that we will have timely knowledge of our status as a PFIC that such  information will be available for any lower-tier PFIC or that the infomration we provide will be adequate to allow US Holders to make a QEF election..

If you make a QEF election with respect to a PFIC, you will be currently taxable on its pro rata share of the PFIC’s ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is classified as a PFIC. If you make a QEF election with respect to us, any distributions paid by us out of our earnings and profits that were previously included in your income as a result of the QEF election will not be taxable to you. You will increase your tax basis in our ordinary shares by an amount equal to any income you have included as a result of the QEF election and will decrease your tax basis in our ordinary shares by any amount distributed on the ordinary shares that you have not included in your income. In addition, you will recognize capital gain or loss on the disposition of our ordinary shares in an amount equal to the difference between the amount realized and your adjusted tax basis in our ordinary shares. You should note that if you make QEF elections with respect to us and any lower-tier PFICs, you may be required to pay U.S. federal income tax with respect to our ordinary shares for any taxable year significantly in excess of any cash distributions received on your ordinary shares for such taxable year.

A QEF election may not be available for our warrants regardless of whether we provide the information described above. You are strongly advised to consult your own tax advisors regarding making QEF elections in your particular circumstances.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder generally is required to file an IRS Form 8621 with such U.S. Holder’s U.S. federal income tax return and provide such other information as the IRS may require. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. Holder’s taxable years being open to audit by the IRS until such forms are properly filed. You should consult your tax advisor regarding any reporting requirements that may apply to you.

YOU ARE STRONGLY URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE IMPACT ON YOUR INVESTMENT IN OUR ORDINARY SHARES OR WARRANTS IF WE WERE TO BE CONSIDERED A PFIC AS WELL AS THE APPLICATION OF THE PFIC RULES AND THE POSSIBILITY OF MAKING A MARK-TO-MARKET ELECTION OR QUALIFIED ELECTING FUND ELECTION.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the PFIC rules discussed above, the gross amount of any distributions we make to you (including the amount of any tax withheld) with respect to our ordinary shares generally will be includible in your gross income as dividend income on the date of receipt by the holder, but only to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations. To the extent the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a tax-free return of your tax basis in your ordinary shares, and then, to the extent such excess amount exceeds your tax basis in your ordinary shares, as capital gain. We currently do not, and we do not intend to, calculate our earnings and profits under U.S. federal income tax principles. Therefore, you should expect that a distribution will generally be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Certain distributions treated as dividends that are received by an individual U.S. Holder from a “qualified foreign corporation” may be classified as “qualified dividend income,” — which is generally taxed at the lower applicable long term capital gains rates provided certain holding period and other requirements are satisfied. A non-U.S. corporation (other than a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (ii) with respect to any dividend it pays on stock which is readily tradable on an established securities market in the United States. We will not be a qualified foreign corporation if we are a PFIC for the taxable year in which we pay a dividend or for the preceding taxable year. As discussed below under “Passive Foreign Investment Company,” we believe that we were a PFIC for our 2025 taxable year. Because the PFIC determination is highly fact intensive, there can be no assurance that we will not be a PFIC in 2026 or for any other taxable year. Our ordinary shares will generally be considered to be readily tradable on an established securities market in the United States if they continue to be listed on the Nasdaq Capital Market. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares.

The amount of any distribution paid in a currency other than U.S. dollars will be equal to the U.S. dollar value of such currency on the date such distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars at that time. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution.

Subject to certain significant conditions and limitations, any Israeli taxes paid on or withheld from distributions from us and not refundable to a U.S. Holder may be credited against the U.S. Holder’s U.S. federal income tax liability or, alternatively, may be deducted from the U.S. Holder’s taxable income. However, as a result of recent changes to the U.S. foreign tax credit rules, a withholding tax may need to satisfy certain additional requirements in order to be considered a creditable tax for a U.S. Holder. We have not determined whether these requirements have been met and, accordingly, no assurance can be given that any withholding tax on dividends paid by us will be creditable. The election to deduct, rather than credit, foreign taxes, is made on a year-by-year basis and applies to all foreign taxes paid by a U.S. Holder or withheld from a U.S. Holder that year. Dividends paid on our ordinary shares generally will constitute income from sources outside the United States and be categorized as “passive category income” or, in the case of some U.S. Holders, as “general category income” for U.S. foreign tax credit purposes. Because the rules governing foreign tax credits are complex, U.S. Holders should consult their own tax advisors regarding the availability of foreign tax credits in their particular circumstances, including the effects of the Treaty.

Constructive Dividends on our Ordinary Shares or Warrants

If the exercise price of our warrants is adjusted in certain circumstances (or in certain circumstances, there is a failure to make adjustments or a failure to make adequate adjustments), that adjustment (or failure to adjust) may result in the deemed payment of a taxable dividend to a U.S. Holder of the warrants or our ordinary shares. Any such constructive dividend will be taxable generally as described above under “Taxation of Dividends and Other Distributions on our ordinary shares.” Generally, a U.S. Holder’s tax basis in our ordinary shares or the warrants will be increased to the extent of any such constructive dividend. It is not entirely clear whether a constructive dividend deemed paid to a non-corporate U.S. Holder could be “qualified dividend income” as discussed above under “Taxation of Dividends and Other Distributions on our ordinary shares.” U.S. Holders should consult their tax advisers regarding the proper U.S. federal income tax treatment of any adjustments to (or failure to adjust or adjust adequately) the exercise price of the warrants.

Taxation of Disposition of our Ordinary Shares or Warrants

Subject to the PFIC rules discussed above, upon a sale or other disposition of our ordinary shares or warrants, you will generally recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized (including the amount of any tax withheld) and your tax basis in such ordinary shares or warrants. If the consideration you receive for our ordinary shares or warrants is not paid in U.S. dollars, the amount realized will be the U.S. dollar value of the payment received determined by reference to the spot rate of exchange on the date of the sale or other disposition. However, if our ordinary shares or warrants are treated as traded on an “established securities market” and you are either a cash basis taxpayer or an accrual basis taxpayer that has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the IRS), you will determine the U.S. dollar value of the amount realized in a non-U.S. dollar currency by translating the amount received at the spot rate of exchange on the settlement date of the sale. If you are an accrual basis taxpayer that is not eligible to or does not elect to determine the amount realized using the spot rate on the settlement date, you will recognize foreign currency gain or loss to the extent of any difference between the U.S. dollar amount realized on the date of sale or disposition and the U.S. dollar value of the currency received at the spot rate on the settlement date.

Any gain or loss on the sale or other disposition of our ordinary shares or warrants will generally be treated as long-term capital gain or loss if your holding period in our ordinary shares or warrants at the time of the disposition exceeds one year. Long-term capital gain of non-corporate U.S. Holders generally will be subject to U.S. federal income tax at reduced tax rates. The deductibility of capital losses is subject to significant limitations. The gain or loss generally will be income or loss from sources within the United States for U.S. foreign tax credit purposes, subject to certain possible exceptions under the Treaty. The rules governing foreign tax credits are complex and, therefore, U.S. Holders are urged to consult their own tax advisors to determine whether they are subject to any special rules that limit their ability to make effective use of foreign tax credits.

Taxation of Exercise or Expiration of our Warrants

In general, you will not be required to recognize income, gain or loss upon exercise of our warrants by payment of the exercise price. The U.S. federal income tax treatment of a cashless exercise of warrants into our ordinary shares is unclear. U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of warrants.

If the warrants expire without being exercised, you will recognize a capital loss in an amount equal to your tax basis in the warrants. Such loss will be long-term capital loss if, at the time of the expiration, your holding period in the warrants is more than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Dividend payments (including constructive dividends) with respect to our ordinary shares or warrants and proceeds from the sale, exchange or redemption of our ordinary shares or warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder that furnishes a correct taxpayer identification number and makes any other required certification or that is otherwise exempt from backup withholding. U.S. Holders that are required to establish their exempt status generally must provide such certification on IRS Form W-9. You should consult your tax advisor regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

Information with respect to Foreign Financial Assets

 Certain U.S. Holders may be required to file IRS Form 926, Return by U.S. Transferor of Property to a Foreign Corporation, reporting transfers of cash or other property to us and information relating to the U.S. Holder and us. Substantial penalties may be imposed upon a U.S. Holder that fails to comply. See also the discussion regarding Form 8621, Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund, above.

In addition, certain U.S. Holders must report information on IRS Form 8938, Statement of Specified Foreign Financial Assets, with respect to their investments in certain “specified foreign financial assets,” which would include an investment in our ordinary shares, if the aggregate value of all of those assets exceeds $50,000 on the last day of the taxable year (and in some circumstances, a higher threshold). This reporting requirement applies to individuals and certain U.S. entities.

U.S. Holders who fail to report required information could become subject to substantial penalties. U.S. Holders should consult their tax advisors regarding the possible implications of these reporting requirements arising from their investment in our ordinary shares.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSIDERATIONS SET OUT ABOVE IS FOR GENERAL INFORMATIONAL PURPOSES ONLY. INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF AN INVESTMENT IN OUR ORDINARY SHARES OR WARRANTS.

PLAN OF DISTRIBUTION

Each selling shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other share exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales made after the effective date of the registration statement;

●	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121, and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify certain of the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective at all times until no Purchaser owns any Warrants or Warrant Shares issuable upon exercise thereof. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the securities for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the securities by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the ordinary shares under Israeli law will be passed upon for us by Goldfarb Gross Seligman & Co., Tel Aviv, Israel. Certain legal matters with respect to U.S. law will be passed upon for us by Greenberg Traurig, P.A., Tel Aviv, Israel.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2025 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1c to the financial statements) of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

EXPENSES ASSOCIATED WITH THE REGISTRATION

The following is a statement of expenses to be incurred by the Company in connection with the registration of the securities (which do not include the fees and expenses of any selling shareholder counsel). The selling shareholders will pay any commissions, discounts and transfer taxes attributable to the sales of the resale securities. All amounts shown are estimates except the SEC registration fee. The estimates do not include expenses related to offerings of particular securities.

SEC registration fees	$3,010.93
Legal fees and expenses	*
Miscellaneous	*
Total	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the securities offered by this prospectus. However, as is permitted by the rules and regulations of the SEC, this prospectus, which is part of our registration statement on Form F-3, omits certain non-material information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus, please refer to the registration statement.

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F containing financial statements audited by an independent accounting firm. We also furnish to the SEC, under cover of Reports of Foreign Private Issuer on Form 6-K, material information required to be made public by us or filed by us with and made public by any stock exchange or distributed by us to our shareholders.

The SEC maintains an Internet site that contains reports, information statements and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual and special reports and other information with the SEC (File Number 001-38367). These filings contain important information which does not appear in this prospectus. The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

●	our Annual Report on Form 20-F for the fiscal year ended on December 31, 2025, filed with the SEC on March 19, 2026; and

●
the description of our ordinary shares contained included in Exhibit 2.2 to our Annual Report on Form 20-F for the year ended December 31, 2025, including any subsequent amendment or any report filed for the purpose of updating such description.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of an offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Form 6-K subsequently submitted by us to the SEC prior to the termination of an offering by identifying in such Forms 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Sol-Gel Technologies Ltd., 7 Golda Meir Street, Weizmann Science Park, Ness Ziona, 7403650, Israel, Attn: Eyal Ben-Or, telephone number +972-8-9313429. You may also obtain information about us by visiting our website at http://www.sol-gel.com. Information contained in our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 850 Library Avenue, Suite 204, Newark, Delaware.

We have been informed by our legal counsel in Israel, Goldfarb Gross Seligman & Co., that it may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations, legal procedures and exceptions, Israeli courts may enforce a U.S. judgment in a civil matter which is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. Under existing Israeli law, a foreign judgment payable in foreign currency may be paid in Israeli currency at the rate of exchange in force on the date of the payment. Current Israeli exchange control regulations also permit a judgment debtor to make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the fiduciary duty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association include such a provision. The company may not exculpate in advance a director from liability arising due to the breach of his or her duty of care in the event of a prohibited dividend or distribution to shareholders.

Under the Companies Law and the Israeli Securities Law, 5728-1968, or the Securities Law, a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●
a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●
reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

●
a monetary liability imposed on the office holder in favor of a payment for a breach offended at an Administrative Procedure (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

●	expenses expended by the office holder with respect to an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees;

●
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, (ii) in connection with criminal indictment of which the office holder was acquitted, or (iii) in a criminal indictment which the office holder was convicted of an offense that does not require proof of criminal intent; and

●
any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Securities Law.

An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

Under the Companies Law and the Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the fiduciary duty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a monetary liability imposed on the office holder in favor of a third party;

●	a monetary liability imposed on the office holder in favor of an injured party at an Administrative Procedure pursuant to Section 52(54)(a)(1)(a) of the Securities Law; and

●	expenses incurred by an office holder in connection with an Administrative Procedure, including reasonable litigation expenses and reasonable attorneys’ fees.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●
a breach of the fiduciary duty, except for indemnification and insurance for a breach of the fiduciary duty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which controlling shareholders have a personal interest, also by the shareholders.

Our amended and restated articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy. As of the date of this registration statement, no claims for directors’ and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our office holders, including our directors, in which indemnification is sought.

We have entered into agreements with each of our current office holders exculpating them from a breach of their duty of care to us to the fullest extent permitted by law, subject to limited exceptions, and undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions, including, with respect to liabilities resulting from this offering, to the extent that these liabilities are not covered by insurance. This indemnification is limited, with respect to any monetary liability imposed in favor of a third party, to events determined as foreseeable by the board of directors based on our activities. The maximum aggregate amount of indemnification that we may pay to our office holders based on such indemnification agreement is the greater of (1) 25% of our shareholders’ equity pursuant to our audited consolidated financial statements for the year preceding the year in which the event in connection of which indemnification is sought occurred, and (2) $40 million (as may be increased from time to time by shareholders’ approval). Such indemnification is in addition to any insurance amounts. Each office holder who agrees to receive this letter of indemnification also gives his approval to the termination of all previous letters of indemnification that we have provided to him or her in the past, if any. However, in the opinion of the SEC, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Item 9. Exhibits

(a) Exhibits. See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b) Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 10. Undertakings

(1)	The undersigned registrant hereby undertakes:

(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, or the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, or the Exchange Act that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, or the Exchange Act that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(b)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)
to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(e)	that, for the purpose of determining any liability under the Securities Act to any purchaser:

(i)
each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be a part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(f)
that, for the purpose of determining liability of a registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(g)
that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Document

3.1
Amended and Restated Memorandum of Association (incorporated by reference to Exhibit 3.1 of the Registration Statement on Form F-1/A filed with the Securities and Exchange Commission on January 23, 2018).

3.2	Amended and Restated Articles of Association (incorporated by reference to Exhibit 1.2 of the Annual on Form 20-F filed with the Securities and Exchange Commission on March 19, 2025).
5.1 #	Opinion of Goldfarb Gross Seligman & Co., Israeli legal counsel to the Registrant.
10.1
Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Report of Foreign Private Issuer on Form 6-K filed with the Securities and Exchange Commission on January 31, 2023).

10.2	Form of Warrant (incorporated by reference to Exhibit 4.1 of the Report of Foreign Private Issuer on Form 6-K filed with the Securities and Exchange Commission on January 31, 2023).
10.3	Form of Subscription Agreement (incorporated by reference to Exhibit 10.2 of the Report of Foreign Private Issuer on Form 6-K filed with the Securities and Exchange Commission on January 31, 2023).
23.1*	Consent of Kesselman & Kesselman, Certified Public Accountant (Isr.), a member of PricewaterhouseCoopers International Limited, independent registered public accounting firm for the Registrant.
23.2 #	Consent of Goldfarb Gross Seligman & Co. (included in Exhibit 5.1).
24.1#	Powers of Attorney (included in signature page to Registration Statement).
107#	Filing Fee Table

*	Filed herewith.

#	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel on March 19, 2026.

SOL-GEL TECHNOLOGIES LTD.

By:	/s/ Eyal Ben-Or
Name:	Eyal Ben-Or
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Moshe Arkin	Executive Chairman of the Board of Directors	March 19, 2026
Moshe Arkin	and Interim Chief Executive Officer (Principal Executive Officer)

/s/ Eyal Ben-Or	Chief Financial Officer	March 19, 2026
Eyal Ben-Or	(Principal Financial Officer and Principal Accounting Officer)

*	Director	March 19, 2026
Itai Arkin

*	Director	March 19, 2026
Hani Lerman

*	External Director	March 19, 2026
Yuval Yanai

*	External Director	March 19, 2026
Ran Gottfried

*	Director	March 19, 2026
Sharon Kochan

*
Signed by power of attorney

By:	/s/ Eyal Ben-Or
Name:	Eyal Ben-Or
Title:	Attorney-in-Fact

Signature of Authorized Representative in the United States

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant’s duly authorized representative has signed this Registration Statement on Form F-3 on this 19th day of March 2026.

Puglisi & Associates
Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director